Tyson Foods Announces Executive Leadership Changes

SPRINGDALE, Ark.—February 25, 2025—Tyson Foods, Inc. (NYSE: TSN) announced today that Devin Cole and Brady Stewart have been promoted as part of the company’s robust development and succession planning process. Both Devin and Brady’s leadership have been instrumental in helping the company fortify our foundation, build our brands and grow globally, strategic pillars they will continue to focus on in their new roles.
Devin Cole has been named Group President of Poultry, succeeding Wes Morris. In addition to Devin’s new role, he will continue to oversee Tyson Foods’ Global Business Unit. Wes will remain with the company to assist in the transition and plans to retire early next year.
Brady Stewart will expand his role to oversee the company’s Prepared Foods segment, in addition to his role as Group President, Beef, Pork and Chief Supply Chain Officer.
“I am grateful for Devin and Brady’s leadership and commitment to this company and am confident that their expertise in these new roles will help shape the future of Tyson Foods,” said President and CEO Donnie King, who the two will continue to report to. “This is an exciting time for our company, and these appointments will enable continued focus on operational excellence, innovation and talent development as we drive sustained, profitable growth.”
Tyson Foods remains focused on executing its long-term strategy and planning for the future. These leadership changes underscore the company’s commitment to delivering value for our customers, consumers and shareholders and to fulfilling our purpose of feeding the world like family.

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About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and

ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely, sustainably, and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the company had approximately 138,000 team members as of September 2024. Visit www.tysonfoods.com.

Media Contact: tysonfoodspr@tyson.com